Exhibit 10.2

EXECUTION COPY

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 7, 2009 between DUANE READE HOLDINGS, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), and OHCP DR CO-INVESTORS 2009, LLC, a Delaware limited liability company (the “Purchaser”). Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in Section 1.1.

WHEREAS, the Company desires to finance the reduction of certain indebtedness of the Company and its subsidiaries (the “Financing”); and

WHEREAS, in order to effect the Financing, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Purchaser and the Purchaser desire to acquire from the Company (the “Transaction”): (i) one million two hundred fifty thousand (1,250,000) shares (the “Shares”) of the Company’s Series B Redeemable Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and (ii) a Warrant to Purchase Shares of Common Stock of the Company (the “Warrant”), annexed as Exhibit A hereto, exercisable initially to purchase an aggregate of up to one million one hundred ninety six thousand two hundred sixty one (1,196,261) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), representing 25% of the capital stock of the Company on a fully diluted basis (after giving effect to the issuance of the Warrant but without giving effect to the conversion of the Preferred Stock and the Company’s Series A Redeemable Preferred Stock), to be issued upon the exercise of the Warrant (including any additional shares of Common Stock issuable upon exercise of the Warrant as a result of adjustments to the number of shares of Common Stock issuable under the Warrant in accordance with the terms thereof, the “Warrant Shares”).

IN CONSIDERATION of the mutual covenants contained in this Agreement, the Company and the Purchaser hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means, with respect to any Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble to this Purchase Agreement.

“Business Day” means any day other than Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government actions to close.

“Certificate of Designations” means the Certificate of Designations, Powers, Preferences and Rights of Series B Redeemable Preferred Stock of the Company annexed as Exhibit B hereto.

“Closing” shall have the meaning set forth in Section 2.2(a).

“Common Stock” shall have the meaning set forth in the recitals to this Agreement.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company SEC Reports” means the forms, reports and documents which are required to be filed with the SEC pursuant to the federal securities laws and the SEC rules and regulations thereunder.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Execution Date” means the date of this Agreement first written above.

“Issuers” means Duane Reade Inc., a Delaware Corporation, and Duane Reade, a New York general partnership.

“Material Adverse Effect” means as determined by the Purchaser in its sole discretion, any change, event, circumstance, fact, condition or development that has had or could reasonably be expected to have an adverse effect that is material on the business, property, financial condition, projections or prospects of the Company and its subsidiaries, in each case, either on a short-, medium- or long-term basis, which shall include, for the avoidance of doubt and without limitation, (i) any material increase in the liabilities of the Company and its subsidiaries, (ii) changes in laws, regulations or their enforcement, (iii) changes generally affecting the industry of the Company and its subsidiaries, (iv) changes in general economic, financial and market conditions, (v) the loss of key managers, labor disputes and other labor disruptions, (vi) increases in the cost of goods and services, (vii) adverse litigation or arbitration proceedings and (viii) natural and man-made disasters, acts of war or terrorist attacks.

“New Notes Offering” means the Issuers’ offering of new senior secured notes and new senior subordinated notes, each as further described in the Issuers’ Offer to Purchase and Solicitation of Consents, dated July 8, 2009.

“Notes” means the Issuers’ (i) $210 million outstanding aggregate principal amount of their Senior Secured Floating Rate Notes due 2010 and (ii) $195 million outstanding aggregate principal amount of 9.75% Senior Subordinated Notes due 2011.

“Offers and Consent Solicitations” means the offer to purchase for cash the Notes and the solicitation of consents for proposed amendments to the related indentures governing the Notes, each as further described in the Issuers’ Offer to Purchase and Solicitation of Consents, dated July 8, 2009.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint stock company, trust, unincorporated organization, government (or an agency or political subdivision thereof) or other entity of any kind.

“Preemptive Rights Agreement” means the Preemptive Rights Agreement, dated July 30, 2004, by and amount Oak Hill Capital Partners, L.P., Oak Hill Capital Management Partners, L.P., OHCP DR Co-Investors, LLC, Duane Reade Shareholders, LLC, the Company, Anthony J. Cuti and certain members of the management of Duane Reade, Inc.

“Preferred Stock” shall have the meaning set forth in the recitals to this Agreement.

“Purchase Price” shall have the meaning set forth in Section 2.1(b).

“Purchaser” shall have the meaning set forth in the preamble to this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” shall have the meaning set forth in the recitals to this Agreement.

“Transaction” shall have the meaning set forth in the recitals to this Agreement.

“Transaction Documents” means this Agreement, the Certificate of Designations, the Warrant and all exhibits hereto and all other documents, instruments and writings required pursuant to this Agreement.

“Warrant” shall have the meaning set forth in the recitals to this Agreement.

“Warrant Shares” shall have the meaning set forth in the recitals to this Agreement.

“Warrant Strip” means a Warrant initially exercisable to purchase 0.9570088 shares of Common Stock, and corresponding to one share of Preferred Stock.

ARTICLE II

PURCHASE AND SALE OF CONVERTIBLE PREFERRED SHARES

2.1 Purchase and Sale; Purchase Price.

(a) Subject to the terms and conditions set forth herein, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, (i) one million two hundred fifty thousand (1,250,000) Shares of Preferred Stock and (ii) the Warrant Strips. The Preferred Stock shall have the respective rights, preferences and privileges as set forth in the Certificate of Designations to be filed by the Company with the Secretary of State of the State of Delaware on or before the Execution Date. The Warrant shall have the respective rights, preferences and privileges as set forth in the Warrant.

(b) The purchase price shall be seventy-seven United States dollars and sixty cents ($77.60) for each share of Preferred Stock and twenty-two United States dollars and forty cents ($22.40) for each Warrant Strip (collectively, the “Purchase Price”).

2.2 Closing; Delivery.

(a) Subject to the terms and conditions set forth in this Agreement being satisfied, the closing of the Transaction shall take place at the offices of Paul, Weiss, Wharton, Rifkind & Garrison LLP, 1285 Avenue of the Americas, New York, NY, 10019-6064, at 10:00 a.m. local time, and shall take place simultaneously with the execution and delivery of this Agreement (which time and place are designated as the “Closing”). At the Closing, the Company shall issue and deliver to the Purchaser one million two hundred fifty thousand (1,250,000) shares of Preferred Stock and the Warrant, and the Purchaser shall deliver to the Company the Purchase Price in an aggregate amount equal to one hundred twenty five million United States dollars ($125,000,000).

(b) At the Closing, the Company shall deliver to the Purchaser (i) a certificate representing the Shares and (ii) the Warrant, in each case, duly executed and in proper form, and the Purchaser shall deliver to the Company the full amount of the Purchase Price by wire transfer of immediately available U.S. funds.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations, Warranties and Agreements of the Company. The Company hereby makes the following representations and warranties to the Purchaser, all of which shall survive the Closing:

(a) Organization and Qualification. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company and each of its subsidiaries are duly qualified to do business and are in good standing in each jurisdiction in which the nature of the business conducted or property owned by the Company or such subsidiary makes such qualification necessary. Except as set forth in the Company SEC Reports, the Company does not own, directly or indirectly, any equity or debt securities of any corporation, partnership, or other entity.

(b) Authorization, Enforcement. The Company has the requisite corporate power and authority to enter into this Agreement and each other Transaction Document and to consummate the transactions contemplated hereby and thereby and to otherwise carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and each of the other Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby has been duly authorized by all necessary action on the part of the Company. Each of this Agreement and the other Transaction Documents has been or will be duly executed by the Company and when delivered in accordance with the terms hereof or thereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(c) Capitalization. Schedule 3.1(c) sets forth a complete and accurate list of the authorized, issued and outstanding Equity Interests of the Company immediately prior to the Transaction. Except as set forth on Schedule 3.1(c), there are no shares of capital stock or other Equity Interests of the Company issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever to which the Company is a party or may be bound requiring the issuance, sale or redemption or purchase of shares of any Equity Interests of the Company.

(d) Issuance of Securities. The Shares and Warrant have been duly and validly authorized for issuance, offer and sale pursuant to this Agreement and, when issued and delivered as provided hereunder against payment in accordance with the terms hereof, shall be valid and binding obligations of the Company enforceable in accordance with their respective terms. When issued in accordance with the terms hereof, the Shares and Warrant will be duly authorized, validly issued, fully paid and non-assessable, and, except pursuant to the Preemptive Rights Agreement, not subject to any preemptive rights. At the Closing, the Company will have the requisite number of shares of Common Stock duly authorized and reserved for issuance to satisfy the Company’s obligations upon the exercise of the Warrant and conversion of the Preferred Stock, and when issued such shares of Common Stock shall be validly issued, fully paid and non-assessable.

(e) No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate any provision of its certificate of incorporation or bylaws (each as amended through the date hereof) or (ii) be subject to obtaining any consents, conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or (iii) result in a violation of any material law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject, or by which any property or asset of the Company is bound or affected. The business of the Company is not being conducted in violation of any material law, ordinance or regulation of any governmental authority.

(f) Consents and Approvals. The Company is not required to obtain any material consent, waiver, authorization or order of, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents, except for the filing of the Certificate of Designations with respect to the Preferred Stock with the Secretary of State of the State of Delaware, which filing shall be effected on or before the Execution Date.

3.2 Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Company as follows:

(a) Authority. The Purchaser has the requisite power and authority to enter into this Agreement and any Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby and otherwise to carry out its obligations hereunder and thereunder. The acquisition of the Shares and Warrant to be purchased by the Purchaser hereunder has been duly authorized by all necessary action on the part of the Purchaser. This Agreement and any Transaction Document to which the Purchaser is a party has been duly executed and delivered by the Purchaser and constitutes the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to, or affecting generally the enforcement of, creditors rights and remedies or by other general principles of equity.

(b) Investment Intent. The Purchaser is acquiring the Shares and Warrant to be purchased by it hereunder for its own account for investment purposes only and not with a view to or for distributing or reselling such Shares or Warrant, or any part thereof or interest therein, without prejudice, however, to the Purchaser’s right, subject to the provisions of this Agreement, at all times to sell or otherwise dispose of all or any part of such Shares and Warrant in compliance with applicable federal and state securities laws.

(c) Experience of Purchaser. The Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of an investment in the Shares and Warrant to be acquired by it hereunder, and has so evaluated the merits and risks of such investment.

(d) Access to Information. The Purchaser acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the Shares and Warrant offered hereunder and the merits and risks of investing in such securities, (ii) access to information about the Company and the Company’s financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment in the Shares and Warrant and (iii) the opportunity to obtain such additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and to verify the accuracy and completeness of the information that it has received about the Company.

(e) Reliance. The Purchaser understands and acknowledges that (i) the Shares and Warrant that are being offered and sold to it hereunder are being offered and sold without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act under Section 4(2) of the Securities Act and (ii) the availability of such exemption depends in part on, and that the Company will rely upon the accuracy and truthfulness of, the foregoing representations and the Purchaser hereby consents to such reliance.

ARTICLE IV

OTHER AGREEMENTS OF THE PARTIES

4.1 Manner of Offering. The Shares and Warrant are being issued pursuant to Section 4(2) of the Securities Act.

4.2 Blue Sky Laws. The Company shall cooperate with the Purchaser in connection with the exemption from registration of the Shares and Warrant under the securities or Blue Sky laws of such jurisdictions as the Purchaser may request; provided, however, that the Company and its subsidiaries shall not be required in connection therewith to qualify as a foreign corporation where they are not now so qualified. The Company agrees that it will execute all necessary documents and pay all necessary state filing or notice fees to enable the Company to sell the Shares and Warrant to the Purchaser.

4.3 Integration. The Company shall not, and shall use its best efforts to ensure that no Affiliate shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares and Warrant in a manner that would require the registration under the Securities Act of the sale of the Shares and Warrant to the Purchaser.

ARTICLE V

CONDITIONS TO THE PURCHASER’S OBLIGATIONS AT CLOSING

The obligations of the Purchaser to purchase the Shares and Warrant from the Company at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

5.1 Representations and Warranties. The representations and warranties of the Company contained in Section 3.1 shall be true and correct in all material respects as of the Closing.

5.2 Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.3 Satisfaction of Conditions to Offer and Consent Solicitations and New Notes Offering. All conditions precedent to the Offers and Consent Solicitations and the New Notes Offerings shall have been fulfilled (other than the funding of the Transaction pursuant to this Agreement).

5.4 Compliance Certificate. An officer of the Company shall deliver to the Purchaser at the Closing a certificate certifying that the conditions specified in Sections 5.1, 5.2, and 5.3 have been fulfilled.

5.5 No Material Adverse Change. Since December 31, 2008, there shall not have occurred any change, event, circumstance, fact, condition or development that has had or could reasonably be expected to have a Material Adverse Effect.

5.6 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares and the Warrant pursuant to this Agreement shall be obtained and effective as of the Closing.

ARTICLE VI

CONDITIONS OF THE COMPANY’S OBLIGATIONS AT CLOSING

The obligations of the Company to sell the Shares and Warrant to the Purchaser at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

6.1 Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3.2 shall be true and correct in all material respects as of the Closing.

6.2 Performance. The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by them on or before the Closing.

6.3 Compliance Certificate. An officer of the Purchaser shall deliver to the Company at the Closing a certificate certifying that the conditions specified in Sections 6.1 and 6.2 have been fulfilled.

6.4 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Shares and Warrant pursuant to this Agreement shall be obtained and effective as of the Closing.

ARTICLE VII

COVENANTS

7.1 Further Assurances; Cooperation. From and after the Closing, each party will execute and deliver such instruments and take such other actions as the other party or parties, as the case may be, may reasonably require in order to carry out the intent of this Agreement. Without limiting the generality of the foregoing, at any time after the Closing, at the request of the Company or the Purchaser, and without further consideration, the Company will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as the Company or the Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to the Purchaser, and to confirm the Purchaser’s title to, the Shares and Warrant.

7.2 No Reporting of Accrued and Unpaid Dividends. The Company will not treat for United States federal income tax purposes the amount of any accrued and unpaid dividends that are added to the Liquidation Preference (as such term is defined in the Certificate of Designations) as a distribution under Section 301 or 305 of the Internal Revenue Code of 1986, as amended, and will not take any position for United States federal income tax purposes on any tax return or tax filing (including, without limitation, Internal Revenue Service Form 1099) that is inconsistent with this Section 7.2.

ARTICLE VIII

MISCELLANEOUS

8.1 Fees and Expenses. Except as set forth in this Agreement, the Company shall pay the fees and expenses of the advisers, counsel, accountants and other experts for the Purchaser. The Company shall pay all stamp and other taxes and duties levied in connection with the issuance of the Shares and Warrant pursuant hereto. The Purchaser shall be responsible for any taxes payable by the Purchaser that may arise as a result of the investment hereunder or the transactions contemplated by this Agreement or any other Transaction Document. The Company shall pay all costs, expenses, fees and all taxes incident to and in connection with: (a) the issuance and delivery of the Shares and Warrant, (b) the exemption from registration of the Shares and Warrant for offer and sale to the Purchaser under the securities or Blue Sky laws of the applicable jurisdictions, (c) the preparation of certificates for the Shares and Warrant (including, without limitation, printing and engraving thereof), and (d) all fees and expenses of counsel and accountants of the Company.

8.2 Entire Agreement. This Agreement, together with all of the Exhibits annexed hereto, and any other Transaction Document contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters. This Agreement shall be deemed to have been drafted and negotiated by both parties hereto and no presumptions as to interpretation, construction or enforceability shall be made by or against either party in such regard.

8.3 Notices. Wherever provision is made in this Agreement for the giving of any notice, such notice shall be in writing and shall be delivered personally to such party, or sent by facsimile transmission or overnight courier, in each case to the addresses or facsimile telephone numbers set forth as follows:

If to the Company:

Duane Reade Holdings, Inc.

440 Ninth Avenue

New York, NY 10001

Attn: General Counsel

Fax: (212) 594-0832

If to the Purchaser:

OHCP DR Co-Investors 2009, LLC

c/o Oak Hill Capital Partners, L.P.

65 East 55th Street, 32nd Floor

New York, NY 10022

Attn: John R. Monsky, Esq.

Fax: (212) 527-8454

or to such other address, in any such case, as any party hereto shall have last designated by notice to the other party. Notice shall be deemed to have been given on the day that it is so delivered personally or sent by facsimile transmission and the appropriate confirmation of successful transmission is received. If sent by overnight courier, notice shall be deemed to have been given the next Business Day after such communication is sent to the specified address. The Purchaser may change their address for notices by giving written notice of such change to the Company.

8.4 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by both the Company and the Purchaser, or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

8.5 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

8.6 Successors and Assigns; No Third Party Beneficiaries. This Agreement may not be assigned by either party, directly or indirectly, without the prior written consent of the other. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. The assignment by a party of this Agreement or any rights hereunder shall not affect the obligations of such party under this Agreement. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

8.7 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware without reference to conflict of law principles. Any action to enforce the terms of this Agreement or any of its exhibits, or any other Transaction Document shall be brought exclusively in the State and/or Federal courts situated in the County and State of New York.

8.8 WAIVER OF JURY TRIAL. THE COMPANY AND THE PURCHASER HEREBY WAIVE TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR ANY INSTRUMENT OR DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT, OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF, OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING, BETWEEN THE COMPANY AND THE PURCHASER.

8.9 Survival. The representations and warranties of the Company and the Purchaser contained in Article III and the agreements and covenants of the parties contained in Article IV, Article VII and this Article VIII shall survive the Closing.

8.10 Counterpart Signatures. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by electronic mail (a “pdf file”), such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile or pdf file signature page were an original thereof.

8.11 Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefore, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first indicated above.

COMPANY: DUANE READE HOLDINGS, INC.

By:	/s/ John K. Henry
Name: John K. Henry
Title: Senior Vice President and Chief Financial Officer

PURCHASER: OHCP DR CO-INVESTORS 2009, LLC

By: OHCP GenPar, L.P., its Managing Member

By: OHCP MGP, LLC, its General Partner

By:	/s/ Kevin Levy
Name: Kevin Levy
Title: Vice President

[Signature Page to Purchase Agreement]

Schedule 3.1(c)

Equity Interests of

Duane Reade Holdings, Inc.

Equity Interest	Authorized	Issued and Outstanding	Reserved
Common Stock	4,205,600	2,615,077	0
Series A Redeemable Preferred Stock	600,000	525,334	0
Phantom Stock	—	—	23,738
Options	—	—	575,893
Warrants			384,174

Exhibit A

Warrant to Purchase

Shares of Common Stock

[Attached]

Exhibit B

Certificate of Designations, Powers, Preferences and Rights of

Series B Redeemable Preferred Stock

[Attached]